Exhibit P

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 ____________ LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

January 24, 2024

Corporación Andina de Fomento,

Torre CAF,

Av. Luis Roche, Altamira,

Caracas, Venezuela.

Ladies and Gentlemen:

We are acting as United States counsel to Corporación Andina de Fomento (“CAF”) in connection with the issuance and delivery, on the date hereof, of $1,750,000,000 aggregate principal amount of CAF’s 5.000% Notes due 2029 (the “Notes”). On October 4, 2023, CAF filed with the Securities and Exchange Commission its registration statement under Schedule B (File No. 333-274855) of the Securities Act of 1933 (the “Registration Statement”), relating to the proposed offer and sale from time to time of up to an aggregate initial offering price of $3,500,000,000 of its guarantees or its debt securities, including the Notes. The Notes are being issued under the Fiscal Agency Agreement, dated as of March 17, 1998 (the “Fiscal Agency Agreement”), between CAF and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, National Association), as fiscal agent (the “Fiscal Agent”), relating to the issue from time to time of CAF’s debt securities, including the Notes.

In rendering this opinion, we have examined the following documents:

1.	Fiscal Agency Agreement;

2.	Certificates of officers of CAF with respect to the authorization of the Notes, the determination of the terms of the Notes and related matters; and

3.	Specimens of the Notes.

We also have examined such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that the Notes constitute valid and legally binding obligations of CAF, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding CAF or the Notes or their offering and sale.

We have relied as to certain matters on information obtained from public officials, officers of CAF and other sources believed by us to be responsible, and we have assumed, without independent verification, that (i) the treaty of February 7, 1968 establishing CAF (as amended, the “Constitutive Agreement”) has been duly executed and ratified by all of the signatory countries, all amendments thereto have been duly adopted and are in full force and effect, and the Constitutive Agreement constitutes a legally binding obligation of the signatory countries under public international law; (ii) CAF has full power and authority under the Constitutive Agreement to execute and deliver the Notes, to incur the obligations to be incurred by it as provided therein, and to perform and observe the provisions thereof; (iii) the execution, delivery and performance by CAF of the Notes are in compliance with the Constitutive Agreement and have been duly authorized by all necessary action on its part, and no constitutional, legislative, executive, administrative or other governmental action on the part of any signatory country is necessary in order to duly authorize the execution, delivery and performance by CAF of the Notes; (iv) the Fiscal Agency Agreement has been duly authorized, executed and delivered by each of CAF and the Fiscal Agent; (v) the Notes conform to the specimens thereof examined by us; (vi) the Fiscal Agent’s certificates of authentication of the Notes have been manually signed by one of the Fiscal Agent’s authorized officers; (vii) the Notes have been delivered against payment as contemplated in the Registration Statement; and (viii) the signatures on all documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP